Exhibit 99.1

FOR IMMEDIATE RELEASE
Date:	November 14, 2014
Contacts:	Kevin McPhaill, President/Chief Operating Officer
Ken Taylor, EVP/Chief Financial Officer
Phone:	(559) 782-4900 or (888) 454-BANK
Website Address:	www.sierrabancorp.com

SIERRA BANCORP COMPLETES SANTA CLARA VALLEY BANK AQUISITION

Porterville, CA – November 14, 2014 –Sierra Bancorp today announced the completion of its acquisition of Santa Clara Valley Bank, N.A. ("SCVE"). The aggregate consideration paid by Sierra Bancorp to the shareholders and warrant holders of SCVE was approximately $15.3 million.

As announced on July 17, 2014, Sierra Bancorp entered into a definitive agreement to acquire SCVE, with $129 million in assets and branches in Santa Paula, Santa Clarita, and Fillmore, California. Each of the acquired branches will remain open and will be rebranded as Bank of the Sierra branches. Additionally, SCVE customers will now have access to Bank of the Sierra’s enhanced suite of products and services, as well as the convenience of 25 branch locations in Central California.

“With the acquisition complete, ensuring our new Santa Clara Valley Bank customers enjoy a seamless transition will be our major focus,” said Jim Holly, Bank of the Sierra CEO. “Although we have other projects and endeavors, it is important not to lose sight of the personal touch that a community bank can offer,” continued Holly. “Our personal touch and community focus is an important part of our continued success.”

Sierra Bancorp is the holding company for Bank of the Sierra (www.bankofthesierra.com), which is in its 37th year of operations and at $1.6 billion in assets is the largest independent bank headquartered in the South San Joaquin Valley. The Company now has approximately 440 employees and conducts business through 28 branch offices, an online branch, a real estate industries center, and an agricultural credit center.

The statements contained in this release that are not historical facts are forward-looking statements based on management's current expectations and beliefs concerning future developments and their potential effects on the Company. Readers are cautioned not to unduly rely on forward looking statements. Actual results may differ from those projected. These forward-looking statements involve risks and uncertainties including but not limited to the bank’s ability to maintain current dividend payments or increase dividend payouts to shareholder, its ability to continue to generate record financial results, changes in economic conditions, interest rates and loan portfolio performance, and other factors detailed in the Company’s SEC filings. Sierra Bancorp undertakes no responsibility to update or revise any forward-looking statements.

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